Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
ProLogis:

     We consent to the use of our report dated March 14, 2005, except as to paragraphs 17 and 50 of note 2, paragraphs 4 and 5 of note 6, paragraph 4 of note 12 and note 19, which are as of June 30, 2005 with respect to the consolidated balance sheets of ProLogis and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004 and our reports dated March 14, 2005 with respect to the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California
August 9, 2005